EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-20165, 333-20167, 333-89949, 333-64083 and 333-68176) of Northwest Pipe Company of our reports dated February 18, 2002 on our audits of the consolidated financial statements and financial statement schedule which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Portland, Oregon

March  22, 2002